EXHIBIT 10.1

March 31, 2006

William F. Ruprecht

President and Chief Executive Officer

Sotheby’s Holdings, Inc.

1334 York Avenue

New York, New York 10021

Dear Bill,

The attached Terms of Employment together with its Exhibits (the “Terms”) sets forth our mutual understanding with respect to the terms of your employment by Sotheby’s Holdings, Inc. (“Sotheby’s”) for the period April 1, 2006 through March 31, 2011. With respect to the Terms, you and Sotheby’s hereby agree as follows:

1.

As soon as practicable after approval by Sotheby’s shareholders of an Amended and Restated Restricted Stock Plan increasing the number of shares of restricted stock available for grant under that Plan, which is presently scheduled for May 8, 2006, Sotheby’s agrees to make a grant to you of shares of restricted stock in the amount and otherwise on the terms and subject to the conditions specified under the caption “Value Creation Plan” in the Terms.

2.

Should your employment be terminated at any of the times and under any of the circumstances specified in the Terms, you and Sotheby’s each undertakes and agrees to comply with all of the provisions of the Terms relating to the circumstances of such termination of employment. In particular, Sotheby’s agrees to make any and all payments and perform any and all other obligations required under the captions “Termination of Employment”, “Change of Control” and “Golden Parachute Excise Tax Gross-up” in the Terms under the circumstances of such termination of employment and you agree to comply with the undertakings set forth under the captions “Restrictive Covenants” and “Release” in the Terms that are applicable to such termination of employment.

3.	Sotheby’s agrees to pay or reimburse you for legal fees as provided under the caption “Legal Fees” in the Terms, promptly after receipt of an invoice therefor.

This letter agreement and the Terms (collectively, the “Letter Agreement”) will, as of April 1, 2006, supersede any and all existing agreements between you and Sotheby’s, including without limitation the Employment Agreement dated as of July 1, 2003 by and between Sotheby’s and you, but excluding the Confidentiality Agreement dated March 31, 2006 between Sotheby’s and you.

This Letter Agreement shall be binding upon and inure to your benefit, to the benefit of Sotheby’s and to the benefit of your respective successors and assigns. Neither this Letter Agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that Sotheby’s may assign its rights and obligations hereunder to a corporation or other entity into which it is merged or that acquires substantially all of its assets. Any assignment or transfer of the Letter Agreement in violation of the foregoing provisions will be void.

This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

Any dispute, controversy or claim arising out of or relating to the Letter Agreement or breach thereof shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. The arbitrator’s award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and such enforcement as the law of such jurisdiction may require or allow. The losing party in such arbitration shall be liable for any costs, including attorney’s fees. If there is a dispute as to which party lost, or if a party shall have prevailed on one or more but not all of the issues subject to arbitration, costs and fees shall be allocated by the arbitrator.

If this Letter Agreement correctly sets forth your understanding with Sotheby’s regarding the terms of your employment by Sotheby’s, please acknowledge your agreement by signing in the space indicated below.

Very truly yours,

SOTHEBY’S HOLDINGS, INC.

By:
Michael I. Sovern, Chairman of the Board

ACCEPTED AND AGREED:

________________________

William F. Ruprecht

Exhibit A

Executive’s cash bonus in each year during the term shall be determined by the Compensation Committee in its sole discretion. 50% of his bonus shall be based on the degree to which the Company has achieved the Management Objectives or Company Objectives approved by the Board of Directors for that year and 50% of his bonus shall be based on the performance of the Executive in respect of non-financial objectives established by the Compensation Committee in consultation with the Chairman of the Board at the beginning of each year. For 2006, the non-financial objectives are:

1. Develop the competence and capacity of the management talent pool

A. Recruit and integrate external talent into 3 senior management roles to develop management talent pool for succession planning. New hires must have potential to move laterally as well as at least one level above the immediate role.

B. Implement management development plans for key high potential managers and begin coaching using an internal and/or external coach for each.

C. Pilot and evaluate a 360 feedback process integrated with the management development process for CEO and other selected managers.

D. Continue support and participation in Leadership Development Program.

2. Increase loyalty among buyers

A. Be a visible role model for providing preferred and continuous relationship support to buyers with whom you play an active role.

B. Otherwise actively sponsor and support the Client Management Strategy.

3. Develop a strategic plan for the Company and increase organizational alignment (clarity about what needs to be done, and commitment based on the compelling nature of the potential benefits to the business and to the employee) around the strategy of the Company and the action needed to achieve it. Create a greater degree of shared knowledge among experts/business-getters. Accomplish both of these through improved personal and organizational leadership communication.

Exhibit A (cont’d)

A. Develop a company-wide communication program of quarterly meetings/emails that increases alignment around strategic objectives, improves the understanding and appreciation of the worldwide business (highlight new initiatives, financial issues reported in earnings releases, recent successes/disappointments, upcoming sales/events, process improvements) and acknowledges outstanding contributions.

B. Create and evaluate quarterly forums of experts/business getters to improve business getting and information sharing: discuss changes in the marketplace, new tactics, and deployment of new internal client systems.

Exhibit B

If the payout multiple under the EBP in any year during the Term is at the minimum multiple established by the Compensation Committee for that year (the “Minimum Multiple”), the Executive shall receive a restricted stock award with a fair market value of $1,700,000 as of the date of grant. If the payout multiple under the EBP in any year is at the maximum multiple established by the Compensation Committee for that year (the “Maximum Multiple”), the Executive shall receive a restricted stock award with a fair market value of $2,200,000 as of the date of grant. If the payout multiple under the EBP in any year is any other multiple (other than zero), such multiple being calculated taking into account the aggregate cap on EBP payouts (the “Actual Multiple”), the Executive shall receive a restricted stock award with a fair market value of $1,700,000 as of the date of grant plus an additional amount determined pursuant to the following formula:

(Actual Multiple – Minimum Multiple)

--------------------------------------------------	X	($2,200,000 - $1,700,000)

(Maximum Multiple – Minimum Multiple)

Exhibit C

Subject to the satisfaction of the performance criteria described below, the restrictions on 60% of the VCP Shares will lapse on the third anniversary of the date of grant (the “2009 Vesting Date”) and the restrictions on the remaining 40% of the VCP Shares will lapse on March 31, 2011 (the “2011 Vesting Date”). Restrictions will lapse on the 2009 Vesting Date if either (i) the compound annual growth rate (“CAGR”) in Sotheby’s common stock, including dividends, shall have been equal to or greater than 7.2% per annum from April 1, 2006 through March 31, 2009 or (ii) the cumulative CAGR of the Company’s net income shall have been equal to or greater than 10% per annum through the year ended December 31, 2008 as compared with the Company’s net income for the year ended December 31, 2005. Restrictions will lapse on the 2011 Vesting Date if either (i) the CAGR in Sotheby’s common stock, including dividends, shall have been equal to or greater than 7.2% per annum from April 1, 2006 through March 31, 2011 or (ii) the cumulative CAGR of the Company’s net income shall have been equal to or greater than 10% through the year ended December 31, 2010 as compared with the Company’s net income for the year ended December 31, 2005. If the performance criteria for the 2009 Vesting Date shall not have been satisfied by that date, but the performance criteria for the 2011 Vesting Date are satisfied, then restrictions on 100% of the VCP Shares will lapse on the 2011 Vesting Date. If Executive’s employment is terminated prior to the 2011 Vesting Date as a result of a Change in Control, by the Company without Cause, by the Employee with Good Reason, or as a result of Executive’s death or Disability, (i) if the performance criteria for either or both of the 2009 Vesting Date or the 2011 Vesting Date have already been satisfied as of the date of termination of employment, the restrictions on the VCP Shares that would otherwise have lapsed on the applicable measurement date will lapse immediately and (ii) if the performance criteria have not yet been satisfied for either the 2009 Vesting Date or the 2011 Vesting Date, but have been satisfied for one or more full 12-month periods prior to the date of termination of employment, then the restrictions on a fraction of the VCP Shares shall lapse immediately, the numerator of such fraction being the number of full 12-month periods for which the performance criteria have been satisfied and the denominator of such fraction being 5.

If Executive’s employment is terminated on or after March 31, 2009 and before the 2009 Vesting Date as a result of a Change of Control, by the Company without Cause, by the Employee with Good Reason or as a result of death or Disability, the Company shall on the 2009 Vesting Date pay to the Executive or his estate, as the case may be, an amount in cash equal to the fair market value on the 2009 Vesting Date of any VCP Shares that would have vested on the 2009 Vested Date but for such termination of employment.

For purposes of measuring the CAGR in Sotheby’s common stock, the value of such common stock as of April 1, 2006 shall be the daily average closing price of Sotheby’s common stock on the New York Stock Exchange for the period January 3 through March 31, 2006 and the value of such common stock at the end of each measurement period shall be the daily average of the closing price of Sotheby’s common stock on the New York Stock Exchange during the 30 calendar days prior to the end of such measurement period.

Exhibit C (cont’d)

The cumulative CAGR in the Company’s net income for any measurement period will be deemed to be equal to or greater than 10% if (i) the actual cumulative net income (net of any net loss) of the Company for such period equals or exceeds (ii) what the Company’s cumulative net income would have been had the CAGR of its net income during such measurement period been 10% as compared with the Company’s net income for the year ended December 31, 2005.

For purposes hereof, net income shall be determined in accordance with generally accepted accounting principles in the United States (“GAAP”); provided, however, that consistent with the Company’s objective to reward Executive based on the normalized operating performance of the Company, the Compensation Committee shall have the discretion to adjust the Company’s net income to account for extraordinary or unforeseen business events or developments during any measurement period, including, but not limited to, income or loss from discontinued operations, gains or losses from the sale of significant assets or business units, restructurings, asset impairments, unusual adjustments to tax valuation reserves, special charges, extraordinary items as defined by GAAP, material changes in GAAP, or other non-recurring events. Notwithstanding the foregoing, no adjustment shall increase the amount of compensation otherwise payable if such increase is prohibited by Code Section 162(m).

Exhibit D

“Cause” means:

(1)	the Executive's fraud or willful malfeasance in the performance of his duties, or his gross negligence in the performance of his duties which is materially injurious to the Company; or

(2)

the Executive's conviction of a crime that was a felony in the United States or the United Kingdom or a crime of equivalent gravity in any other jurisdiction (a "Felony Crime"), or conduct for which the Executive receives amnesty, immunity or its equivalent from an authorized law enforcement authority, which conduct would otherwise have been likely to result in the prosecution of charges against the Executive by such authorized law enforcement authority for commission of a Felony Crime;

The Executive shall have thirty (30) days following the receipt of notice from the Company of the existence of circumstances constituting Cause to correct such circumstances. Any notice of termination for Cause must be given within sixty (60) days following the Chairman of the Board of Directors learning of circumstances constituting Cause. During such thirty (30) day period, the Executive shall be given an opportunity, together with his counsel, to be heard before the Board of Directors of the Company and the Executive shall only be deemed to have been terminated for Cause if no less than 60% of the members of the Board of Directors determine in good faith that the Executive was guilty of conduct set forth in clauses (1) or (2) above.

“Change of Control” shall have the meaning set forth in the Company’s 1997 Stock Option Plan, as amended.

“Disability” means a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation that does not present an undue burden on the Company.

“Good Reason” means:

(1)	reduction of the Executive’s base salary below $700,000 per year or reduction of his target bonus below 150% of his then current base salary at any time during the Term;

(2)	failure by the Company to award the Executive at least $1,400,000 (or such greater amount as required by Exhibit B) in restricted stock prior to March 31 in any year during the Term;

Exhibit D (cont’d)

(3)	the Company’s assignment of duties to the Executive which are a material diminution of his duties;

(4)

the Company’s removal of the Executive from his positions of Chief Executive Officer and/or President and/or the Company’s removal of the Executive or failure to nominate the Executive, and support in good faith the Executive’s election, as a member of the Board of Directors of the Company;

(5)

the Company’s requirement that the Executive relocate the Executive’s office or perform more than one third of his duties during any calendar year more than fifty (50) miles outside of New York, New York without the Executive’s prior consent;

(6)	the Company’s failure to provide timely the Executive with compensation and benefits at the agreed levels;

(7)	the failure of any successor to the Company to assume the obligations of the Company under any agreement between the Company and the Executive; and

(8)

the failure of the Company to maintain directors and officers liability insurance for the benefit of the Executive on a basis no less favorable than the basis on which it generally maintains such insurance for the benefit of other executives of the Company;

provided, however, that the Company shall have thirty (30) days following the receipt of notice from the Executive of the existence of circumstances constituting Good Reason to correct such circumstances. Any notice of termination for Good Reason must be given within thirty (30) days following the Executive learning of circumstances constituting Good Reason.

Exhibit E

If it is determined by the Company on or prior to the date the applicable payments and/or benefits are paid or thereafter by the Internal Revenue Service (the "IRS") pursuant to an IRS audit of the Executive's federal income tax return(s) (an "Audit"), that any payment or benefit provided to the Executive under these Terms of Employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or pena1ties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the "Excise Tax"), then the Company shall pay (either directly to the IRS as tax withholdings or to the Executive as a reimbursement of any amount of taxes, interest and penalties paid by the Executive to the IRS) both the Excise Tax and an additional cash payment (a "Gross-Up Payment") in an amount that will place the Executive in the same after-tax economic position that the Executive would have enjoyed if the payment or benefit had not been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated by the Company's regular independent auditors based on the amount of the Excise Tax paid by the Company as determined by the Company or the IRS, and assuming that the Executive pays taxes in the highest marginal tax brackets. If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by the Company, the Company's auditors shall recalculate the amount of the Gross-Up Payment. The Executive shall promptly notify the Company of any IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, but the Executive shall be under no obligation to defend against such claim by the IRS unless the Company requests, in writing, that the Executive undertake the defense of such IRS claim on behalf of the Company and at the Company's sole expense. In such event, the Company may elect to control the conduct to a final determination through counsel of it own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and the Executive shall not settle, compromise or concede such asserted Excise Tax and the Executive shall cooperate with the Company in each phase of any contest.

Exhibit F

In consideration of the Executive’s increased salary, bonus opportunity, equity based compensation and other remuneration hereunder, and because the Executive has specialized, unique confidential knowledge vital to the Company, the Executive agrees that, during the Restricted Period (defined below), he will not, without the consent of the Company, in New York, England, France or Switzerland engage directly or indirectly in the live or on-line Art Auction Business or in any other business in which the Company is actively engaged or is actively seeking to become engaged as of the time the Executive's employment terminates or in the business of acting as a dealer in any collecting category forming part of the Art Auction Business (a "Competing Business"), whether such engagement by the Executive is as an officer, director, proprietor, employee, partner, owner, consultant, advisor, agent, sales representative or other participation. For purposes of this Agreement, the Art Auction Business involves auctions of property in the collecting categories that the Company offers for sale in its core business at the time of termination. For purposes of this Agreement, the "Restricted Period" is during the course of the Executive's employment and the period of twelve (12) months after the termination of the Executive's employment.

In addition to the foregoing, during the Restricted Period, the Executive agrees that he will not, either alone or in concert with others, and will not cause another to in any such case directly or indirectly,

(1)	to recruit, solicit or induce any Sotheby's employees to terminate their employment with Sotheby's;

(2)	to solicit the business of, do business with, or seek to do business with, any Client of the Company (as defined herein);

(3)	to encourage or assist any Competing Business to solicit or service any Client of the Company; or

(4)	otherwise to induce any Client of the Company to cease doing business with, or lessen its business with, the Company.

The term "Client" includes any client for which the Executive is designated as the Key Client Contact or Other Contact on Sotheby’s Client Development System (CDS) or in its Client Loyalty Group (CLG), but shall not otherwise include clients of Sotheby's with whom the Executive has had no dealings on behalf of the Company, or clients he developed and maintained without any support or assistance, whether financial or otherwise, from the Company, but shall in any event include any person who has or has had business with the Company with whom the Executive did have dealings as well as, insofar as property that was at any time owned by such person is concerned, that person's estate, heirs and/or immediate family.

If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Exhibit F is unenforceable against the Executive, the provisions of this Exhibit F shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

Exhibit G

AGREEMENT AND RELEASE

1.

Parties. The parties to this Agreement and Release are William F. Ruprecht (“Ruprecht”) and Sotheby’s Holdings, Inc., and its subsidiaries, related or affiliated entities or any entities in which any of them has an interest (“Sotheby’s”).

2.	Consideration.

(a)

As consideration for this Agreement and Release, Ruprecht will receive the full amount to which he is entitled pursuant to the letter agreement dated March 31, 2006 between Sotheby’s and Ruprecht and the Terms of Employment attached thereto (collectively, the “Agreement”), a copy of which is attached hereto as Exhibit 1.

(b)	Ruprecht agrees that the consideration provided in this Agreement and Release:

(i)	exceeds any payment, benefit or other thing of value to which he might otherwise be entitled under any policy, plan or procedure of Sotheby’s; and

(ii)	is in full discharge of any and all of Sotheby’s liabilities and obligations to him/her, whether written or oral.

3.

Agreement. Ruprecht acknowledges and reaffirms his obligations pursuant to the Agreement, including that for good and valuable consideration, the receipt of which is hereby acknowledged, Ruprecht agrees to comply with the provisions of Exhibit F to the Agreement.

4.	Ruprecht Release.

(a)

For good and valuable consideration, the receipt of which is hereby acknowledged, Ruprecht for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as “Ruprecht Releasors”), hereby forever releases and discharges Sotheby’s, or any of Sotheby’s past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, insurers, successors and assigns and any of its or their past, present or future officers, directors, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents for Sotheby’s or in their individual capacities) (collectively referred to as “Sotheby’s Releasees”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of action, of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), except for claims for vested benefits, whether known or unknown, by reason of any act, omission, transaction or occurrence which Ruprecht Releasors ever had, now have or hereafter can, shall or may have against Sotheby’s Releasees up to and including the Agreement Effective Date as defined in Subparagraph 11(c) below.

Without limiting the generality of the foregoing, Ruprecht Releasors hereby release and discharge Sotheby’s Releasees from:

(i)

any and all claims relating to Ruprecht’s employment by Sotheby’s, the terms and conditions of such employment, any employee benefits related to his employment and/or his termination from such employment;

(ii)

any and all claims of employment discrimination and/or retaliation under any federal, state or local statute or ordinance, including without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; the Equal Pay Act; the New York State Human Rights Law; and the New York City Human Rights Law;

(iii)	any and all claims for wrongful discharge and/or breach of contract or any claims related to compensation or benefits, including claims for bonus or deferred payments;

(iv)	any and all claims for defamation, libel or slander against any of the Sotheby’s Releasees ; and

(v)	any and all claims for attorneys’ fees, costs, disbursements and the like;

which Ruprecht Releasors ever had, now have or hereafter can, shall or may have against Sotheby’s Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the Agreement Effective Date as defined in Subparagraph 11(c) below.

(b)

Ruprecht agrees, to the extent consistent with law, that he will not commence, maintain, prosecute or participate (except as compelled by legal process) in any action or proceeding of any kind (judicial or administrative) against Sotheby’s Releasees, arising out of any act, omission, transaction or occurrence occurring up to and including the Agreement Effective Date as defined in Subparagraph 11(c) below.

(c)

Ruprecht further agrees, to the extent consistent with law, that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by Subparagraphs 4(a) and 4(b) and that this Agreement and Release shall act as a bar to recovery in any such proceedings.

5.

Sotheby’s Release. For good and valuable consideration, the receipt of which is hereby acknowledged, Sotheby’s hereby forever releases and discharges Ruprecht and his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as “Ruprecht Releasees”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of actions, of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise) (collectively, “Claims”), by reason of any act, omission, transaction, or occurrence which Sotheby’s ever had, now has or hereafter can, shall or may have against Ruprecht Releasees up to and including the Agreement Effective Date as defined in Subparagraph 11(c) below; provided, however, that the provisions of this Paragraph 5 shall only apply to Claims arising out of facts or circumstances that were known to Ruprecht and of which the Chairman of the Board, Chairman of the Audit Committee, Worldwide General Counsel or Worldwide Head of Human Resources of Sotheby’s had actual knowledge as of the date of this Agreement.

6.

Confidentiality. Ruprecht acknowledges that this Agreement and Release and all terms and conditions thereof shall be kept strictly confidential and shall not be disclosed by Ruprecht to anyone, except to the extent required by law, and except that Ruprecht may disclose the terms of this Agreement and Release to his spouse and his attorney and/or his tax or financial advisor, who shall each be instructed by Ruprecht that this Agreement and Release and its terms are to be kept confidential.

7.	Covenant of No Pending Claim. Ruprecht warrants that he has not commenced or filed any litigations, administrative charges or other proceedings against Sotheby’s.

8.

No Representations. Neither party hereto, nor any agent or representative thereof, has made any statement or representation to the other party regarding any fact relied upon by such other party in entering into this Agreement and Release.

9.

Adequate Investigation and Binding Effect. Ruprecht has made such investigation of the facts pertaining to this Agreement and Release and all matters pertaining hereto as he deems necessary. This Agreement and Release shall inure to the benefit of and may be enforced by the parties to this Agreement and Release, and shall be final and binding upon Ruprecht, his executors, administrators, legatees or any other successor in interest, and upon Sotheby’s.

10.

Non-Assignment of Claims. Ruprecht warrants and represents that he has not assigned nor in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this Agreement and Release nor are any such rights or claims endorsed by operation of law or decree or otherwise, and acknowledges and agrees that this warranty and representation is an essential and material term of this Agreement and Release.

11.	Review and Revocation Period.

(a)

Ruprecht shall have twenty-one (21) days from the date of receipt of this Agreement and Release, or until ________, 200___, to consider the terms and conditions of this Agreement and Release. Ruprecht may accept this Agreement and Release by signing it and returning it to Ms. Susan Alexander or her successor as Worldwide Head of Human Resources, Sotheby’s, Inc., 1334 York Avenue, New York, New York 10021.

(b)

After signing this Agreement and Release, Ruprecht shall have seven (7) days to revoke this Agreement and Release by indicating his desire to do so in writing (i) addressed to Ms. Susan Alexander (or such successor) at the address listed above and (ii) received by Ms. Alexander (or such successor) no later than 5:00 p.m. on the seventh (7th) day following the date Ruprecht signs this Agreement and Release.

(c)

The effective date of this Agreement and Release shall be the eighth (8th) day following Ruprecht’s signing of this Agreement and Release (the “Agreement Effective Date”) provided Ruprecht does not revoke this Agreement and Release during the revocation period.

12.

Knowing and Voluntary Waiver. Ruprecht understands and acknowledges that: (a) he has carefully read this Agreement and Release in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement and Release for twenty-one (21) days; (c) he has been advised by Sotheby’s in writing to consult with an attorney of his choosing in connection with this Agreement and Release; (d) he fully understands the significance of all of the terms and conditions of this Agreement and Release; (e) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (f) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement and Release; (g) he is signing this Agreement and Release voluntarily and of his own free will and assents to all the terms and conditions contained herein; and (h) the amounts being paid hereunder are in excess of those amounts to which he would be entitled if he did not sign this Agreement and Release.

13.

Non-Disparagement. Each party hereto agrees that such party will not disparage (or induce or encourage others to disparage) the other party hereto (including, in the case of Sotheby’s, any of its past or present directors, officers, agents, trustees, administrators, attorneys or employees) with respect to any events relating to Ruprecht’s employment with Sotheby’s including, without limitation, disclosing the facts or circumstances surrounding his termination from employment with Sotheby’s or Ruprecht’s criticizing Sotheby’s business strategy. For the purposes of this Agreement and Release, the term “disparage” means any comments or statements which would adversely affect in any manner: (i) the conduct of Ruprecht while employed by Sotheby’s or the conduct of Sotheby’s business; or (ii) the business reputation or relationships of Ruprecht or of Sotheby’s (and/or any of its past or present directors, officers, agents, trustees, administrators, attorneys or employees).

14.	The Company’s Proprietary Information.

(a)

Ruprecht acknowledges and reaffirms his obligations pursuant to the Confidentiality Agreement signed by him on March 31, 2006 (the “Confidentiality Agreement”). Confidential Information as defined in that Confidentiality Agreement includes information or communications relating to the organization, plans, status, strategy and structure of Sotheby’s. Additionally, Confidential Information includes, but is not limited to, information in written, graphic, recorded, photographic or any machine readable form or that is or was orally conveyed to Ruprecht. A copy of this Confidentiality Agreement is attached hereto as Exhibit 2.

(b)

If Ruprecht has not already done so, he shall return to Sotheby’s all Sotheby’s property in his possession including, but not limited to, credit cards, building passes, airline tickets, computers, laptops, facsimile machines, paging devices and portable telephones no later than his termination date.

(c)

If Ruprecht has not already done so, he shall deliver to Sotheby’s all correspondence, documents, papers and other media containing information about the accounts, clients, interests, or business of Sotheby’s together with all copies in his possession no later than his termination date.

15.

Execution. This Agreement and Release shall not be binding unless signed by both Ruprecht and an authorized representative of Sotheby’s, and neither Ruprecht nor Sotheby’s shall have any obligation to sign this Agreement and Release.

16.

Cooperation with Sotheby’s. Ruprecht agrees to cooperate with Sotheby’s at its request in connection with any and all claims against Sotheby’s that are brought or commenced by any individual or entity concerning matters of which Ruprecht has or may have knowledge. Such cooperation shall include, but not be limited to, meeting with Sotheby’s employees and/or otherwise assisting Sotheby’s employees, attorneys or other representatives, testifying at any trial or proceeding without the need for Sotheby’s to serve Ruprecht with a subpoena, and in any other lawful ways that Sotheby’s deems appropriate.

17.

Non-Admission of Liability. No party hereto admits or acknowledges the existence of any liability or wrongdoing. This Agreement and Release is not in any respect, nor for any purpose, to be deemed or construed to be, or in any way used as evidence of, an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity.

v

18.

Severability. The terms and provisions of this Agreement and Release are acknowledged by all parties to be required for the reasonable protection of others. If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Agreement and Release are declared unlawful, unenforceable, or ineffective in a legal forum of competent jurisdiction, then such provisions, terms, clauses, or waivers or releases of claims or rights shall be deemed severable, such that all other provisions, terms, clauses, and waivers and releases of claims or rights contained in this Agreement and Release shall remain valid and binding upon the parties.

19.

Integration. This Agreement and Release constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. With the exception of the Agreement and the Confidentiality Agreement, the provisions and obligations of which are ongoing, all prior and contemporaneous discussions and negotiations have been and are merged and integrated into and are superseded by this Agreement and Release.

20.

Jurisdiction. In the event of a dispute hereunder, the parties agree to submit to the exclusive jurisdiction of the state courts of and federal courts sitting in the State of New York. The parties hereto submit themselves to the exclusive jurisdiction and venue of the appropriate state or federal court sitting in the Borough of Manhattan, County of New York, State of New York for purposes of any claim, dispute or action arising from or related in any way to this Agreement and Release.

IN WITNESS WHEREOF, this Agreement and Release has been duly executed by the undersigned on dates indicated below.

Dated:
SOTHEBY’S HOLDINGS, INC.

By:
		Name:	Susan Alexander
		Title:	Executive Vice President and Worldwide Head of Human Resources

ACCEPTED AND AGREED TO:

William F. Ruprecht

Dated: